EXHIBIT 4.2

14,000 shares of Series A-1 Cumulative Convertible Preferred Stock, subject to adjustment

Warrant

RASER TECHNOLOGIES, INC.

     Raser Technologies, Inc. (the "Company"), a Delaware corporation, for value received, hereby certifies that Fletcher International, Ltd. ("Investor"), or its registered permitted assigns, is the registered holder (the "Holder") of rights to purchase from the Company up to Fourteen Thousand (14,000) shares of duly authorized, validly issued, fully paid and nonassessable shares of Series A-1 cumulative convertible preferred stock, par value $0.01 per share of the Company (the "Series A-1 Preferred Stock") at a price per share equal to the Warrant Price, subject to the terms, conditions and adjustments set forth below in this warrant (this "Warrant"). This Warrant has been issued in connection with the execution of the Amended and Restated Agreement between the Company, the Investor and CapStone Investments dated as of February 3, 2010 (the "Agreement") initially to CapStone Investments, an underwriter to the Company, and thereafter sold by CapStone Investments to the Holder. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

     1. Warrant. The Warrant represented hereby has been issued pursuant to the Agreement, and is subject to the terms and conditions thereof. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Agreement. A copy of the Agreement may be obtained by the registered holder hereof upon written request to the Company.

1.1	Warrant Number and Price; Warrant Term.

(a) Warrant Number and Price. Subject to the provisions of

the Agreement and this Warrant:

     (i) this Warrant entitles the Holder to purchase, in its sole discretion, at any time, and from time to time,

(x) during the First Warrant Period (as defined below) for a price per share equal to the Warrant Price, up to Seven Thousand (7,000) shares of Series A-1 Preferred Stock and (y) during the Second Warrant Period (as defined below) for a price per share equal to the Warrant Price, up to Seven Thousand (7,000) shares of Series A-1 Preferred Stock, for a total of up to Fourteen Thousand (14,000) shares of Series A-1 Preferred Stock;

     (ii) The "Warrant Price" shall be One Thousand Dollars ($1,000) per share, subject to adjustment as set forth herein.

     (b) Warrant Term. The "Warrant Term" shall mean the period beginning on February 3, 2010 and ending on and including (x) with respect to the First Warrant Period (i) in the event that on or after the date of issuance of this Warrant and on or before August 3, 2010 the Prevailing Market Price (as defined in the Certificate of Rights and Preferences) of the Common Stock exceeds $2.00 per share, August 3, 2010 and (ii) in all other events, February 3, 2011 (any such period, the "First Warrant Period") and (y) with respect to the Second Warrant Period (i) in the event that at any time on or after the date of issuance of this Warrant and on or before February 3, 2011 the Prevailing Market Price (as defined in the Certificate of Rights and Preferences) of the Common Stock exceeds $2.00 per share, February 3, 2011 and (ii) in all other events, February 4, 2013 (any such period, the "Second Warrant Period"); provided that (A) the Warrant Term shall be extended by two (2) days for each day that a Registration Failure (as defined in the Agreement) shall exist and (B) if a Restatement (as defined in the Certificate of Rights and Preferences) occurs during the Warrant Term, the Warrant Term shall be extended to the later of the Warrant Term otherwise in effect and sixty (60) Business Days after the date on which the Company files an amended SEC Filing or periodic report on Form 8-K fully and finally restating the financial statements required to be restated in the Restatement (as defined in the Certificate and Rights and Preferences).

     1.2 Manner of Exercise. The Warrant may be exercised by the Holder, in whole or in part, from time to time during the Warrant Term, by facsimile, mail or overnight courier delivery of a notice in substantially the form attached to this Warrant as Exhibit 1 duly executed by such Holder (a "Warrant Notice"); provided, that if the consummation of the transactions contemplated by such exercise does not occur on the third (3rd) Business Day after and excluding the date of the Warrant Notice relating thereto, then, in addition to all other remedies available to the Holder at law or in equity, the Holder may withdraw such Warrant Notice, provided, further, that the Holder may resubmit such Warrant Notice after such withdrawal. The Company shall acknowledge receipt of such Warrant Notice no later than the first Business Day after and excluding the date of receipt thereof by countersigning the Warrant Notice and delivering a copy of such countersignature to the Holder by facsimile or overnight courier, and failure to do so shall constitute acceptance of such notice on the terms set forth therein. The closing of each exercise of the Warrant ("Closing") shall take place on the third (3rd) Business Day after and excluding the date of the Warrant Notice relating thereto (each such date, a "Warrant Exercise Closing Date").

     1.3 Delivery of Series A-1 Preferred Stock and Payment. On each Warrant Exercise Closing Date, the Holder shall deliver payment in cash, by wire transfer to the Company's account designated in Section 19 of the Agreement of immediately available United States funds in an amount equal to the product of (x) the number of shares of Series A-1 Preferred Stock designated in the Warrant Notice multiplied by (y) the Warrant Price and such Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Series A-1 Preferred Stock designated in the Warrant Notice.

     1.4 Delivery of Series A-1 Preferred Stock. On each Warrant Exercise Closing Date, the Company at its expense (including the payment by it of any applicable issue taxes) shall cause to be issued in the name of and delivered to the Holder or as such Holder may direct shares of Series A-1 Preferred Stock in certificated form.

1.5	Adjustments to Warrant Price.

(a) Stock Splits, Dividends or Distributions. In the event of any issuances of Series A-1 Preferred Stock pursuant to any stock split, dividend or distribution payable in additional shares of capital stock to holders of Series A-1 Preferred Stock, the Warrant Price shall be adjusted to protect the Investor against the dilutive effect of any such stock split, dividend or distribution.

     2. Reservation of Shares. For so long as this Warrant has not been exercised in full, the Company shall, at all times prior to the end of the Warrant Term, reserve and keep available, free from any pre-emptive rights that would reduce the number of shares of Series A-1 Preferred Stock issuable to the Holder under this Warrant, the Certificate of Rights and Preferences or the Agreement, out of its authorized but unissued capital stock, the number of shares of Series A-1 Preferred Stock available for exercise hereunder. In the event the number of shares of Series A-1 Preferred Stock issued and issuable to the Holder under this Warrant or the Agreement exceeds the total authorized number of shares of Series A-1 Preferred Stock, the Company shall promptly take all actions necessary to increase the authorized number of shares of Series A-1 Preferred Stock, including causing board of directors of the Company to call a special meeting of stockholders and recommend such increase.

     3. Transfer and Assignment. By accepting delivery of this Warrant, the Holder covenants and agrees with the Company not to exercise the Warrant or transfer the Warrant or the shares of Series A-1 Preferred Stock represented hereby except in compliance with the terms of the Agreement and this Warrant. By accepting delivery of this Warrant, the Holder further covenants and agrees with the Company that the Warrant may not be sold or assigned, in whole or in part, unless such sale or assignment complies with applicable federal and state securities laws and the terms of the Agreement and this Warrant. If a portion of the Warrant evidenced hereby is transferred in compliance with the terms of the Agreement and this Warrant, all rights of the Holder hereunder may be exercised by the transferee provided that any Holder of the Warrant may deliver a Warrant Notice only with respect to such Holder's portion of the Warrant.

     4. Taxes. The Company will pay all documentary stamp taxes (if any) attributable to the issuance of Series A-1 Preferred Stock upon the exercise of the Warrant by the Holder; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the registration of the Warrant or any shares of Series A-1 Preferred Stock in a name other than that of the Holder of the Warrant surrendered upon the exercise of the Warrant, and the Company shall not be required to issue or deliver a Warrant evidencing rights thereunder or certificates for shares of Series A-1 Preferred Stock unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

5.	Conditions Precedent.

(a) The obligations of Investor to consummate any Closing

are subject to the performance by the Company of its obligations hereunder and under the Agreement, and to the satisfaction of the additional conditions precedent, unless expressly waived by Investor in writing and in Investor's sole discretion that on such Warrant Exercise Closing Date:

     (i) the representations and warranties made by the Company in the Agreement shall be true and correct as of such Warrant Exercise Closing Date, except with respect to those representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct as of such date;

     (ii) since the last day of the most recently completed quarter for which a quarterly report on Form 10-Q (or, if the most recently completed quarter was the last quarter of the Company's fiscal year, an annual report on Form 10-K) has been filed with the SEC, and except as disclosed in any SEC Filing at least one (1) Business Day before the date immediately prior to and excluding the date of such Warrant Notice, there has not been, and the Company is not aware of any of the following: (A) any development or condition that has resulted, or is reasonably likely to result, in a material adverse effect on the Company, (B) any obligation, direct or contingent, that is material to the Company and its subsidiaries on a consolidated basis, incurred by the Company or any of its subsidiaries, except obligations incurred in the ordinary course of business, (C) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or (D) any loss or damage (whether or not insured) to the physical property of the Company or any of its subsidiaries which has been sustained which has resulted, or is reasonably likely to result, in a material adverse effect on the Company.

     (iii) the Company shall have complied fully with all of the covenants and agreements in this Warrant and the Agreement; and

     (iv) Investor shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such date and certifying as to subsections (i) to (iii), inclusive, of this Section 5(a).

     (b) The obligations of the Company to consummate any Closing are subject to the performance by the Holder of its obligations hereunder and to the satisfaction (unless expressly waived in writing by the Company) of the additional conditions precedent that, on each Warrant Exercise Closing Date:

     (i) the representations and warranties made by the Holder in the Agreement shall be true and correct in all material respects, except with respect to those representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct as of such date; and

     (ii) the Holder shall have complied in all material respects with all of the covenants in this Warrant.

6.	Business Combinations; Dividends and Distributions. (a) If a Change of Control (as defined in the Agreement)

occurs, the Holder may elect to receive on any date before, on or after the date of such Change of Control, from time to time, in whole or in part, either of, or some combination of, the following (x) the consideration to which the Holder would have been entitled upon such consummation as if the Holder had exercised the Warrant with respect to the specified number of shares of Series A-1 Preferred Stock (and, at the option of the Holder, converted or redeemed such Series A-1 Preferred Stock into Common Stock) immediately before the consummation of such Change of Control and (y) preferred stock of the Acquiring Person (as defined in the Agreement), with equivalent rights as those provided in the Certificate of Rights and Preferences, including, without limitation, the voting, dividend, conversion, redemption and liquidation rights contained therein;

     (b) Between the date of notice of a Change of Control is delivered (or an event shall have occurred that would require the delivery of a notice of a Change of Control) and the effective date of the Change of Control, the Holder shall continue to have the right to submit to the Company a Warrant Notice and consummate any Closing, in the Holder's sole discretion, in accordance with the terms and conditions of this Warrant. In addition, the Holder at its sole option may elect to submit to the Company a special notice (a "Contingent Exercise Notice") to exercise the Warrant in whole or in part in connection with such Change of Control; in which case, notwithstanding the provisions of Section 1:

     (i) the effectiveness of such contingent exercise shall be conditional upon the effectiveness of the Change of Control;

     (ii) until the effective date of such Change of Control, the Holder shall have the right to deliver a notice to withdraw such Contingent Exercise Notice; and

     (iii) if such Contingent Exercise Notice shall not have been withdrawn, then on the effective date of such Change of Control, the Holder shall receive, upon payment of the price designated in the Contingent Exercise Notice, the same consideration, in the form of cash, securities or other assets (the "Acquisition Consideration") per share of Series A-1 Preferred Stock issuable to any other holder of shares of Series A-1 Preferred Stock in connection with such Change of Control based upon the number of shares of Series A-1 Preferred Stock which the Holder would have held if the Holder had consummated such Closing on the Business Day immediately preceding the date on which such Change of Control occurs. If the Acquisition Consideration is in the form of cash, the Holder shall not be required to tender the price specified in the Contingent Exercise Notice, but shall receive an amount in connection with such Change of Control equal to the Acquisition Consideration applicable to the Holder based on the number of shares of Series A-1 Preferred Stock the Holder would have held had it consummated the Closing on the Business Day immediately preceding the date on which such Change of Control occurs, less the price specified in such Contingent Exercise Notice.

     (c) If the Company declares, pays or makes a dividend or distribution on its Common Stock or preferred stock of any kind (including, without limitation in cash, securities or other property), the Holder shall be entitled to receive the amount of such dividend or distribution on the same date that other stockholders receive such dividend or distribution, as if it had exercised the Warrant in full before the record date thereof (and, at the option of the Holder, converted or redeemed such Preferred Stock into Common Stock).

     7. Lost or Stolen Warrant. In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant. Applicants for a substitute Warrant shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

     8. Agent. The Company (and any successor) shall serve as agent for the Warrant under this Warrant and shall at all times maintain a register of the holders of the Warrant.

     9. Notice. All communications hereunder shall be in writing and delivered as set forth in Section 19 of the Agreement.

10.	Warrant Agent.

10.1 All actions to be taken hereunder by the Holder may be

taken by Fletcher Asset Management, Inc., as agent (the "Warrant Agent") on behalf of, and for the sole and exclusive benefit of, the Holder.

     10.2 It is expressly understood and agreed by the parties that the Warrant Agent shall at no time (i) exercise custody or control over this Warrant or (ii) receive or hold any amounts paid or payable or any securities issued or issuable hereunder. This Warrant shall be delivered to a third party that is not the Warrant Agent, as directed by the Warrant Agent or Investor.

     10.3 It is expressly understood and agreed by the parties that (i) the duties of the Warrant Agent are purely ministerial in nature; (ii) the Warrant Agent shall have no duty hereunder except to take action or refrain from taking action, with respect to this Warrant, as directed by the Holder, (iii) the Warrant Agent shall not be responsible or liable in any manner whatsoever for, or have any duty to inquire into, the sufficiency, correctness, genuineness or validity of the notices it receives hereunder, or the identity, authority or rights of any of the parties; (iv) the Warrant Agent shall not incur any liability for acting or refraining from acting upon any signature, written notice, instruction, request, waiver, consent, receipt, or any other paper or document reasonably believed by the Warrant Agent to be genuine and to have been signed or presented by the proper parties to this Warrant without inquiry and without requiring substantiating evidence of any kind; (v) the Warrant Agent may assume that any person reasonably believed to have authority to give notices on behalf of any of the parties in accordance with the provisions hereof has been duly authorized to do so and shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request; (vi) the Warrant Agent shall incur no liability whatsoever hereunder; (vii) upon the expiration of this Warrant the Warrant Agent shall have no further liability, responsibility or obligation with respect to the Warrant; (viii) upon notice to the Warrant Agent and the Company, the Holder has the right to replace the Warrant Agent with a successor Warrant Agent; (ix) the payment of the Warrant Price and all other sums that may be required to be paid to the Company in connection with exercises under this Warrant or otherwise are the sole and exclusive responsibility and obligation of the Holder; and (x) the Warrant Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of the Agreement or the Certificate of Preferences or any other agreement, instrument or document between the Company and the Holder, in connection herewith, if any, ("Underlying Agreements"), nor shall the Warrant Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Warrant Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Warrant. In the event of any conflict between the terms and provisions of this Warrant, those of the Underlying Agreements, any schedule or exhibit attached to the Agreement, or any other agreement between the Company and the Holder, solely with regard to the duties, liabilities and obligations of the Warrant Agent, the terms and conditions of this Warrant shall control in that regard.

     10.4 The Warrant Agent makes no representation as to the validity or value of the Series A-1 Preferred Stock issued upon exercise of this Warrant, and the Warrant Agent shall not be responsible for the failure by the Company to comply with any provisions of this Warrant.

     10.5 The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant.

     10.6 The Warrant Agent shall have no responsibility with respect to the validity of this Warrant; nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant; nor shall it, by any act hereunder, be deemed to make any representation or warranty as to the authorization or reservation of any shares of Series A-1 Preferred Stock to be issued pursuant to this Warrant or as to whether any shares of Series A-1 Preferred Stock will, when issued, be validly issued and fully paid and nonassessable.

11.	Miscellaneous.

11.1 This Warrant shall be governed by, and construed in

accordance with, the internal laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligation Law), and the Company

hereby submits to the exclusive jurisdiction of any state or federal court in New York City, New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Warrant (a "Related Proceeding"). The Company hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.

     11.2 Any and all remedies set forth in this Warrant: (i) shall be in addition to any and all other remedies the Holder or the Company may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as each of the Holder and the Company may elect. The exercise of any remedy by the Holder or the Company shall not be deemed an election of remedies or preclude the Holder or the Company, respectively, from exercising any other remedies in the future.

     11.3 For purposes of this Warrant, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms defined in this Warrant have the meanings assigned to them in this Warrant and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neutral gender of such term; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. GAAP; (iii) references herein to "Articles", "Sections", "Subsections", "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Warrant, unless the context shall otherwise require; (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (v) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Warrant as a whole and not to any particular provision; (vi) the term "include" or "including" shall mean without limitation; (vii) the table of contents to this Warrant and all section titles or captions contained in this Warrant or in any Exhibit, Schedule or Annex hereto or referred to herein are for convenience only and shall not be deemed a part of this Warrant and shall not affect the meaning or interpretation of this Warrant; (viii) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statues and references to all attachments thereto and instruments incorporated therein; and (viii) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

     11.4 If any term or other provision of this Warrant is invalid, illegal or incapable of being enforced by any rule of law or public policy all other conditions and provisions of this Warrant shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the undersigned agrees that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Company shall negotiate in good faith with the Holder to modify this Warrant so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.5	Time shall be of the essence in this Warrant.

11.6	All dollar ($) amounts set forth herein refer to United States dollars. All payments hereunder will be made in lawful currency of the United States of America.

     11.7 Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein will be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.

     11.8 The Company may not assign its obligations under this Warrant other than by operation of law or in connection with a merger or sale of all or substantially all of the Company's assets or stock or a Change of Control of the Company. Notwithstanding anything to the contrary in this Warrant, the Holder may assign, pledge, hypothecate or transfer any of the rights and associated obligations contemplated by this Warrant, in whole or in part, at its sole discretion (including, but not limited to, assignments, pledges, hypothecations and transfers in connection with financing, derivative or hedging transactions with respect to this Warrant).

     11.9 This Warrant shall not be valid unless signed by the Company.

[Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

Dated: February 3, 2010

RASER TECHNOLOGIES, INC.

By: ___/s/ Kraig T. Higginson__________
Name: Kraig T. Higginson Title: Chairman

Exhibit 1

[FORM OF WARRANT NOTICE]

(To Be Executed Upon Exercise Of Warrant)

[DATE]

[Company] [ ___________ ] [ ___________ ] Attn: ______________ Telephone: Facsimile:

Re: Exercise of Warrant

Ladies and Gentlemen:

     The undersigned is the registered holder of a warrant (the "Warrant") evidencing certain rights to purchase shares of [
_______
] (the "Company") and hereby elects to exercise the Warrant to purchase
______
shares of Series A-1 Preferred Stock (as defined in the Warrant) for a price per share equal to the Warrant Price (as defined in the Warrant) and shall deliver on the Warrant Exercise Closing Date (as defined in the Warrant) via wire transfer of immediately available United States funds $
____________
in exchange for such shares of Series A-1 Preferred Stock, all in accordance with the terms of such Warrant and the Agreement (as defined in the Warrant).

In accordance with the terms of the attached Warrant, the undersigned requests that such shares of Series A-1 Preferred Stock be delivered in physical form to the address set forth below: [Holder's specified delivery address]

[HOLDER]

By:
_________________________________
Name: Title:

By:
_________________________________
Name: Title:

Receipt acknowledged by the Undersigned, pursuant to Section 1.2 of the Warrant on [DATE]

RASER TECHNOLOGIES, INC.

By: ____________________________ Name: Title:

Exhibit 2

[FORM OF WARRANT DELIVERY NOTICE]

[DATE]

[Holder] [ ___________ ] [ ___________ ] Attn: ______________ Telephone: Facsimile: Ladies and Gentlemen:

     Reference is made to the Amended and Restated Agreement dated as of February 3, 2010 (the "Agreement"), by and among Raser Technologies, Inc. (the "Company"), CapStone Investments and [HOLDER] ("Holder"). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

     This notice confirms that the Warrant has been exercised by the Holder with respect to
________
shares of Series A-1 Preferred Stock. We will deliver the Series A-1 Preferred Stock issuable upon exercise of the Warrant in physical form to the address set forth below: [Holder's specified delivery address]

RASER TECHNOLOGIES, INC.

By:
Name:
Title:

i

Index of Defined Terms

Page

Acquisition Consideration	7
Agreement	1
Closing	3
Company	1
Contingent Exercise Notice	6
Holder	1
Investor	1
Related Proceeding	8
Series A-1 Preferred Stock	1
Warrant	1
Warrant Exercise Closing Date	3
Warrant Notice	2
Warrant Price	2
Warrant Term	2

ii